Exhibit 4.10

                              CONSULTING AGREEMENT

         Agreement made as of the 23rd day of April 2004 between China Wireless Communications, Inc. (hereinafter referred to as "Company"), and Richard Chan (hereinafter referred to as "Consultant"):

         Company desires to engage Consultant to perform certain consulting services for Company and Consultant desires to perform such services on the terms and conditions set forth below.

NOW THEREFORE, in consideration of the premises hereof and of the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.       Engagement; Scope of Services.

         Company hereby engages Consultant to assist Company in developing its internal Investor Relations function, to be performed by the Company. Consultant shall advise on matters of establishing and managing investor, media, broker, market maker, and analyst contacts. Consultant shall advise Company on matters such as making its management, corporate development, financial situation and prospects better known to the financial media, financial publications, broker-dealers, mutual funds, institutional investors, market makers, analysts, investment advisors and other members of the financial community as well as the public general. Consultant shall also develop proper promotional materials catered to the investment community that may consist of fact sheets, executive summary, milestones, etc. The engagement by Company of Consultant under this Agreement is non-exclusive and shall not limit Company's right to engage other persons (including but not limited to consultants and analysts) to conduct activities on behalf of Company. During the term of this Agreement Consultant may not perform comparable services for any person or entity involved in similar businesses in which Company (or any of its subsidiaries or affiliates) is engaged.

2.       Duties and Responsibilities of Consultant.

         2.1. Consistent with Consultant's experience and expertise in dealing with the financial market, Consultant shall advise and consult with Company's representatives or affiliated representatives on such subjects, meeting with them from time to time at the request of Company. Consultant shall advise, make recommendations, introduce and project the corporate image, analyze the competitive edge, present the corporate and marketing strategies as well as the financial projections of the Company as devised by Consultant, offer ideas to promote the products and services of the Company and generally advise the Company on similarly related matters.

         2.2 Consultant's duties hereunder shall include, but not be limited to, (as such pertains to the Asian/Pacific Rim market):

                  2.2.1 Recommendation and Preparation of corporate strategies and competitive analysis;

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                  2.2.2  Advise the Board and executives of the Company on
                         financial activities;
                  2.2.3 Promote and enhance the corporate image of the Company; and
                  2.2.4  Provide corporate analysis.

         2.3. Consultant shall submit and identify to Company all contacts for possible business relationships; however, Consultant shall inform such contacts that no obligation is created on the part of Company by virtue of such submission.

         2.4 Consultant shall devote such time as, in the sole discretion of the Consultant, to the performance of his duties, is needed to fulfill his duties under all of the terms and conditions of this Agreement. 2.5. Both parties intend this Agreement to be a personal contract and Consultant shall not assign or delegate any rights, duties or obligations arising under this Agreement to a third parties without the prior written consent of Company, which consent may be withheld in Company's sole discretion.

3.       Representations, Warranties, Covenants, and Agreements of Consultant.

         3.1. Representations and Warranties. Consultant hereby represents and warrants to Company as follows:

         (a) Consultant is familiar with all aspects of the Company's market in Asia and the Pacific Rim. Consultant acknowledges that it is the policy of Company to comply fully with all applicable laws and regulations of the United States and all jurisdictions in which it does business, and Consultant warrants that he will not take any action which would constitute a violation of any law of any jurisdiction in which he performs services or of the United States.

         (b) The execution and performance of this Agreement by Consultant will not violate, or result in a default under, any agreement, law, statute, regulation, or other authoritative rule of any governmental body to which Consultant is a party or by which Consultant is bound.

         (c) There is no restriction upon Company disclosing to any person or entity (i) that Company has the relationship with Consultant provided for in this Agreement, (ii) that Consultant is to receive from Company compensation in connection with the performance of services hereunder, (iii) the amount of that compensation, or (iv) the terms upon which payment has been or will be made.

         (d) This Agreement, when executed, will constitute the valid and legally binding obligation of Consultant, fully enforceable against him in accordance with its terms. The execution and performance of this Agreement by Consultant will not violate any constitutional provisions, statutes, ordinances, regulations, tax codes, or other laws of the United States or any other Country.

         (e) The services of the Consultant to be performed for the Company as set forth herein (i) are not in connection with the offer or sale of the Company's securities in a capital raising transaction and (ii) do not directly or indirectly promote or maintain a market for the Company's securities.

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         (f)      Consultant acknowledges that he is waiving his right to cash compensation and accepting the remuneration set forth herein in lieu thereof, and is aware of the risks related thereto.

         (g) Consultant acknowledges that the Consultant has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Company concerning an investment in the Company, and any additional information which the Consultant has requested.

         (h) Consultant's investment in securities is reasonable in relation to the Consultant's net worth. Consultant has had experience in investments in restricted and publicly traded securities, and Consultant has had experience in investments in speculative securities and other investments which involve the risk of loss of investment. Consultant acknowledges that an investment in the Company is speculative and involves the risk of loss. Consultant has the requisite knowledge to assess the relative merits and risks of this investment without the necessity of relying upon other advisors, and Consultant can afford the risk of loss of his entire investment in the Company. Consultant is either (i) a sophisticated investor with such knowledge as is necessary to make an informed investment decision or (ii) an accredited investor, as that term is defined in Regulation D promulgated under the Securities Act of 1933.

         (i) Consultant is acquiring the Shares for the Consultant's own account for long-term investment and not with a view toward resale or distribution thereof except in accordance with applicable securities laws.

         (j) Consultant has consulted with his own attorney regarding this Agreement and legal matters concerning the Company and with his tax advisor regarding the tax consequences of acquiring the Shares.

         3.2 Covenants and Agreements. Consultant hereby covenants with Company and agrees as follows:

         (a) Consultant shall not make use of any agent or consultant connection with the performing of any of his duties hereunder without the prior written approval of an authorized executive officer of Company. Notwithstanding anything to the contrary in this Agreement, Consultant may delegate administrative duties (including data processing and other ministerial functions) to third parties, so long as such third parties are informed of, and agree to be bound by, the provisions hereof.

         (b) Consultant shall not hold himself out, directly or by implication, as being an employee or contracting agent of Company.

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         (c)      Consultant shall not make any representation, directly or by implication that the Company has any obligation to any third party with respect to the payment of any of the payments to be made to Consultant hereunder.

         (d) In the performance of this Agreement, neither Consultant nor any employee or agent of Consultant shall, except as approved in writing in advance by Company, offer to pay, pay, promise to pay, or authorize the payment of, any money, or offer to give, give, promise to give, or authorize the giving of, anything of value, directly or indirectly, to any third person or entity.

         (e) Consultant hereby authorizes Company to disclose to any governmental authority that properly requests such disclosure or as is required pursuant to any applicable rule or law, (i) this Agreement, (ii) the amount of any compensation paid to Consultant hereunder, and the terms and manner of such payment, and (iii) such other information as may be required by law or regulation. Consultant agrees to provide to Company in a timely manner, any information necessary for Company to make such disclosure.

         (f) In performance of this Agreement, Consultant shall fully comply with all applicable laws governing the transactions undertaken, including without limitation all United States Federal and State securities laws.

         (g) Consultant shall inform Company immediately if any representation, warranty, covenant, or agreement contained herein is no longer accurate.

4.       Compensation.

         Except as expressly provided herein, neither Company nor any parent, subsidiary, or affiliate of Company or joint venture in which Company may have an interest, shall be liable for any payment to Consultant. Company shall pay to Consultant, during the term of this Agreement, the sum of Thirty Five Thousand ($35,000) Dollars, payable as follows: Seventeen Thousand Five hundred ($17,500) dollars upon execution of this Agreement, to be delivered to consultant as soon as possible by reputable overnight courier; and, Seventeen Thousand Five Hundred ($17,500) dollars upon the 120th calendar day following the execution of this Agreement. Consultant agrees that the foregoing compensation shall be payable by the Company in shares of the Company's Common Stock (the "Shares") valued at $.60 per share, and issuable as set forth above.

5.       Apportionment of Expenses: Right To Audit.

         5.1. Consultant shall be reimbursed by the Company for all reasonable pre-approved expenses incurred by Consultant in the performance of his duties, as set forth in Paragraph 2.2, above.

         5.2. Requests by Consultant for reimbursement of expenses must be accompanied by an itemization of such expenses.

         5.3. All compensation and expense reimbursements are subject to audit by Company upon request by Company and Consultant agrees to cooperate fully with Company in the event of such a request.

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6.       Term and Termination.

         6.1. Term. The term of this Agreement (the "Term") shall commence on the date of this Agreement and shall continue for a period of nine months, terminable as set forth in Section 6.2 below.

         6.2.     Termination Rights.

         (a) This Agreement may be terminated at any time without notice by Company (i) for illegal acts or willful neglect on the part of Consultant or Consultant's agents or Consultants, (ii) in the event any representation, warranty, covenant, or agreement of Consultant contained in this Agreement shall prove to be false, or inaccurate in whole or in part. In the event this Agreement is terminated pursuant to the previous sentence, all of the Company's obligations shall immediately cease and no severance pay shall be payable, nor future payments (if any) due as set forth herein but not yet paid, by Company to Consultant upon Consultant's termination under the this subsection, regardless of the reason of such termination. In the event the Consultant terminates this Agreement without cause the Consultant shall not be entitled to any payments after such date.

         (b) Upon the termination of this Agreement for any reason whatsoever, all Information (as defined below), documents, records, notebooks, equipment, price lists, specifications, programs, customer and prospective customer lists and other materials which refer or relate to any aspect of the business of the Company which are in the possession of the Consultant including all copies thereof, shall be promptly returned to the Company.

7.       Indemnification.

         Consultant shall defend, indemnify and hold harmless Company and its officers, directors, Consultants, agents, parent, subsidiaries and other affiliates, from and against any and all damage, cost, liability, and expense whatsoever (including attorney's fees and related disbursements) incurred by reason of (a) any failure by Consultant to perform any covenant or agreement of Consultant set forth herein, or (b) any breach by Consultant of any representation, warranty, covenant or agreement contained herein. Company shall have the right to offset against any fees or commissions due Consultant for any damage, cost, liability, expense, fee or other disbursement incurred by Company pursuant to this Section.

8.       Independent Status of Consultant.

         This Agreement establishes the rights, duties, and obligations of Company and Consultant, and does not create an employer-Consultant or agency relationship between Company, or any entity affiliated with Company, and Consultant, or any of Consultant's agents. Consultant acknowledges and agrees that Consultant is an independent contractor to Company and Consultant shall not act as an agent of Company. As an independent contractor, Consultant shall be responsible for any social security taxes, insurance, and any other taxes or

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fees that are applicable to him and his Consultants and agents pursuant to the tax laws of the United States, or any state, thereof or any similar requirements of any other country.

9.       Promotional Materials.

         From time to time, Company may furnish Consultant with such promotional data, materials and technical information as Company deems necessary for Consultant to have in the performance of her duties hereunder. Consultant shall use such materials in furtherance of the objectives of this Agreement and shall not disseminate the same except as set forth in Section 13.

10.      Governing Law.

         This Agreement shall be exclusively governed by, and its terms and conditions shall be exclusively construed and enforced in accordance with the domestic laws of the State of Colorado of the United States of America excluding its principle of conflicts of laws and the parties hereto and the parties hereby irrevocably submit to the exclusive jurisdiction and venue of the courts of the State of Colorado to resolve any disputes arising hereunder or related hereto. Consultant hereby consents and agrees that the Courts in the State of Colorado are the exclusive forum for litigation of any claim by Consultant arising under this Agreement. Consultant hereby irrevocably waives and relinquishes any right to bring or cause to be brought a claim in any judicial or administrative forum located outside of the State of Colorado of the United States of America.

11.      Assignment.

         Neither this Agreement nor any money due or to become due hereunder may be assigned, in whole or in part, by Consultant without the prior written consent of Company, which consent may be withheld in Company sole discretion.


12.      Notices.

         All notices or other communications required or permitted to be given hereunder shall be (as elected by the person giving such notice) (a) personally delivered, (b) transmitted by postage prepaid registered mail (airmail if international), or (c) transmitted by telex, with postage prepaid mail information (airmail if international), to the parties as follows:


         12.1     If to Company:            China Wireless Communications, Inc.
                                            1746 Cole Boulevard, Suite 225
                                            Golden, Colorado 80401-3210
                                            Telephone: 303.277.9968
                                            Facsimile: 303.278.0092

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         12.2     If to Consultant:         Richard Chan
                                            51 Elgin Street, Elgin Court 7th
                                            Floor, Hong Kong.
                                            Telephone: 852-28697255
                                            Facsimile: 852-28691964

         Except as otherwise specified herein, all notices and other communications shall be deemed to have been given on the date of receipt if delivered personally, three (3) business days after posting if transmitted by mail, or the date of transmission with confirmation of successful transmission if transmitted by telex. Any party hereto may change its address for purposes hereof by written notice to the other party.

13.      Use of Information and Non-Solicitation.

         Any information including, but not limited to, data, business information, technical information, specifications, drawings, sketches, models, samples, tools, promotional material, computer programs and documentation, written, oral or otherwise together with analyses, compilations, comparisons, studies or other documents prepared by, or given by the Company to the Consultant which contain or reflect such information (all hereinafter designated "Information") or in contemplation hereof shall remain Company property or the property of the Company subsidiary or affiliate which furnished the Information to Consultant. All copies of such Information in written, graphic or other tangible form shall be returned to Company or such Company subsidiary or affiliate upon request and immediately upon termination of this Agreement. The Information shall be kept confidential by Consultant and shall be disclosed only upon the prior written consent of Company. The Information and any findings, reports, questionnaires, or other results of this Agreement shall be the exclusive property of Company including title to copyright in all copyrightable material and shall be considered a "work made for hire" in accordance with the copyright statute.

         The Consultant hereby agrees that he shall not, during the term of this Agreement and for a period of one (1) year following such term, directly or indirectly, take any action which constitutes an interference with or a disruption of any of the Company's business activities including, without limitation, the solicitations of the Company's customers, or persons listed on the personnel lists of the Company. At no time during the term of this Agreement and for a period of one (1) year following such term shall the Consultant directly or indirectly, disparage the commercial, business or financial reputation of the Company.

         For purposes of clarification, but not of limitation, the Consultant hereby acknowledges and agrees that the provisions of subparagraphs above shall serve as a prohibition against him, during the period referred to therein, directly or indirectly, hiring, offering to hire, enticing, soliciting or in any other manner persuading or attempting to persuade any officer, employee, agent, lessor, lessee, licensor, licensee or customer who has been previously contacted by either a representative of the Company, including the Consultant to discontinue or alter his, her or its relationship with the Company.

         The parties hereto hereby acknowledge and agree that (i) the Company would be irreparably injured in the event of a breach by the Consultant of any of his obligations under this Section, (ii) monetary damages would not be an

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adequate remedy for any such breach, and (iii) the Company shall be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach.

14.      Miscellaneous.

         (a) This Agreement constitutes the entire understanding of the parties concerning the subject matter hereof, and supersedes all prior agreements and understandings, whether written, oral or otherwise, between the parties, and may be altered or amended only in a writing signed by both parties. Except as otherwise expressly provided herein, no purported waiver by any party of any breach by the other party of its obligations, representations, warranties, agreements or covenants hereunder shall be effective unless made in a writing, and no failure to pursue or elect any remedy with respect to any default under or breach of any provisions of this Agreement shall be deemed to be a waiver of any subsequent, similar or different default or breach.

         (b) If any provision contained in this Agreement is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions. If any provision contained in this Agreement is found to be unenforceable by reason of the extent, duration or scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, scope or other provision and in its reduced form any such restriction shall thereafter be enforceable as contemplated hereby.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


         Consultant


         /s/ RICHARD CHAN
         --------------------
         Richard Chan


         China Wireless Communications, Inc.



         By: /s/ BRAD WOODS
             --------------------------------
             Brad Woods, Interim President

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